Exhibit 3.1

ARTICLES OF AMENDMENT OF
LANDAMERICA FINANCIAL GROUP, INC.

1.           The name of the Corporation is LandAmerica Financial Group, Inc.

2.	The text of the amendment (the “Amendment”) is as follows:

Article Eighth of the Amended and Restated Articles of Incorporation of the Corporation is hereby deleted in its entirety and replaced with the following new Article Eighth:

EIGHTH:                      Except as provided in these Articles of Incorporation, any (i) amendment to the Articles of Incorporation, (ii) merger or share exchange to which the Corporation is a party or sale, lease, or exchange of all or substantially all of the Corporation’s assets and property other than in the usual and regular course of business, and (iii) reclassification of securities or recapitalization of the Corporation, shall be approved by the affirmative vote of a majority of the shares outstanding and entitled to vote at a meeting of the shareholders duly called for such purpose; provided, however, that nothing in this Article EIGHTH shall require a vote of the shareholders to approve any action in circumstances where the Virginia Stock Corporation Act permits the Board of Directors to take action without a shareholder vote.

3.           The date the Amendment was adopted was May 15, 2007.

4.           The Board of Directors found that the Amendment was in the best interests of the Corporation and directed that it be submitted to the shareholders in accordance with the Virginia Stock Corporation Act.  The shareholders approved the Amendment, which required shareholder approval, at an annual meeting on May 15, 2007.  Only holders of shares of the Corporation’s common stock were entitled to vote on the Amendment.  The number of shares outstanding on the record date, the number of shares entitled to vote on the proposed Amendment and the number of shares voted for and against the Amendment were as follows:

Number of shares outstanding:                                                                               17,242,542
Number of shares entitled to vote:                                                                          17,242,542
Number of shares voted for:                                                                                     11,529,091.08
Number of shares voted against:                                                                               1,808,119.78

The number of votes cast in favor of the Amendment by the shareholders of the Corporation’s common stock was sufficient for approval.

The undersigned Senior Vice President and Corporate Secretary of the Corporation, declares that the facts herein stated are true as of October 24, 2007.

LANDAMERICA FINANCIAL GROUP, INC.

By:  /s/ Michael D. Beverly
Michael D. Beverly, Senior Vice President and Corporate Secretary